Exhibit 10.2

ADDENDUM #1

TO CONSULTING AGREEMENT

This Addendum #1 (the “Addendum”) is entered into as of February 23, 2026 (the “Addendum Effective Date”), by and between CDT Equity Inc., a Delaware corporation (the “Company”), and NJS Foresight Bio-Advisory, LLC (the “Consultant”).

This Addendum amends that certain Consulting Agreement entered into by the Parties effective as of December 29, 2025 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

1.	Extension of Term

Pursuant to Section 12 of the Agreement and the final paragraph of Appendix A, the Parties hereby agree to extend the Term of the Agreement for an additional twelve (12) months following the expiration of the initial twelve (12) month term.

Accordingly, the Agreement shall remain in full force and effect through December 29, 2027, unless earlier terminated in accordance with the Agreement.

2.	Additional Compensation

In consideration for the continued provision of the Services during the extended Term, the Company agrees to pay the Consultant an additional fixed retainer of $150,000 (One Hundred and Fifty Thousand Dollars) (the “Extension Retainer”).

The Extension Retainer shall be earned upon execution of this Addendum and shall be payable within ten (10) business days of the Addendum Effective Date.

The Extension Retainer shall be satisfied in shares of the Company’s common stock. The number of shares to be issued shall be determined by dividing (i) $150,000 by (ii) the closing per-share price of the Company’s common stock as listed on The Nasdaq Stock Market on the last trading day immediately preceding the Addendum Effective Date (the “Reference Price”), with any fractional shares rounded up to the nearest whole share. Such shares shall be fully vested and fully paid and nonassessable upon issuance.

For the avoidance of doubt, the Extension Retainer is in addition to any Commission Fee payable pursuant to Appendix A of the Agreement.

3.	No Other Amendments

Except as expressly amended hereby, all terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of any conflict between this Addendum and the Agreement, this Addendum shall control.

4.	Counterparts

This Addendum may be executed in counterparts and in PDF form or by other electronically transmitted signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused the Agreement to be executed effective as of the date set forth above.

AGREED TO:
CDT Equity Inc. (Company)

Name:	James Bligh
Title:	Chief Financial Officer

AGREED TO:
NJS Foresight Bio-Advisory, LLC (Consultant)

Name:	Nicholas J. Sarlis, MD, PhD
Title:	Founder and Principal